Exhibit 99.2

Kirk A. Waldron	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(805) 532-2800 ext. 111	(310) 208-2550

SMTEK INTERNATIONAL TO BE ACQUIRED BY CTS CORPORATION

Moorpark, Calif.—November 17, 2004—SMTEK International, Inc. (Company) (Nasdaq: SMTI) announced an agreement to be acquired by CTS Corporation (NYSE: CTS), a diversified manufacturing company with businesses in electronic sensors and components and electronics manufacturing services (EMS).

The agreement calls for CTS to acquire all outstanding shares of SMTEK.  Terms of the acquisition include payment to SMTEK common shareholders of an amount equal to a minimum of $14.20 and a maximum of $15.00 per share, of which 75% is expected to be in cash, and 25% in the form of CTS common stock.  The final amount per share to be paid to SMTEK common shareholders depends on a formula that includes the price per share of CTS common stock for the next 20 trading days.  CTS will also assume all outstanding debt of SMTEK. The acquisition is subject to approval by shareholders of SMTEK and is expected to close in the first calendar quarter of 2005.  A more complete description of the transaction will be included in SMTEK’s filing on Form 8-K later today.

CTS, with reported trailing-twelve-month total revenues of $521 million, is headquartered in Elkhart, Indiana, and has operations around the world, including facilities in China, Singapore, Taiwan, Scotland, Canada, Mexico, and the United States.

Upon completion of the acquisition, the parties expect that SMTEK will be combined with CTS’ EMS business unit, Interconnect Systems. The combination is expected to significantly expand the operational footprint, customer base, and capabilities of both businesses in the EMS market.

SMTEK Chairman James Burgess commented: “This acquisition not only represents a milestone in the Company’s history but also recognizes its achievement in emerging as a successful, effectively managed business with a strong competitive presence in the EMS industry. And by combining SMTEK’s relative strengths with those of CTS, we feel the result will be significant business and financial benefits for both companies.”

A conference call is scheduled for Wednesday, November 17, at 1:30 p.m. Eastern Standard Time.  Those interested in participating may dial 800-762-6067 (480-629-9566, if calling from outside the U.S.).  No access code is needed.  There will be a replay of the conference call available from 5:00 p.m. EST on November 17, 2004 through 11:59 p.m. EST on November 24, 2004.  The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.).  The access code for the replay is 757237.

Additional Information

In connection with the acquisition by CTS Corporation, SMTEK will publish and make available to shareholders of SMTEK, and file with the U.S. Securities and Exchange Commission (SEC), a proxy statement/prospectus and other relevant documents in connection with the proposed transaction. CTS Corporation intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus and other relevant documents in connection with the proposed transaction.  Investors and security holders are urged to carefully read the proxy statement/prospectus regarding the acquisition before making any investment decisions. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents when they are available and other documents filed with the Securities and Exchange Commission at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SMTEK by directing a request to:  SMTEK, Attn:  Investor Relations, 200 Science Drive, Moorpark, CA  93021.

SMTEK and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from SMTEK stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement/prospectus.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About SMTEK International, Inc.

SMTEK is an electronics manufacturing services (EMS) provider serving original equipment manufacturers (OEMs) in the medical, industrial instrumentation, telecommunications, security, financial services automation, aerospace and defense industries, including integrated solutions across the entire product life cycle, from design to manufacturing to end-of-life services. The Company’s four facilities are located in Moorpark and Santa Clara, Calif.; Marlborough, Mass.; and the Ayutthya Province in Thailand.

About CTS Corporation

CTS Corporation is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer and communications markets.  CTS manufactures products in North America, Europe and Asia.  CTS’s stock is traded on the NYSE under the ticker symbol “CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements (such as when we describe what “will,” “may” or “should” occur, what we “plan,” “project”, “intend,” “estimate,” “believe,” “expect” or “anticipate” will occur, and other similar statements) include, but are not limited to, statements regarding terms of the acquisition, timing of the shareholder meeting, timing of the expected completion of the acquisition, business and strategic benefits of the acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with SMTEK’s and CTS’s business activities, see our respective reports filed with the SEC.  The companies undertake no obligation to publicly update their forward-looking statements, whether as a result of market or industry changes, new information, or future events.

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